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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


CONTACTS:      Tom Averill                            Michael Newman
               Chief Financial Officer                Public Relations
               Aris  Corporation                      FiComm
               (206) 433-2081                         (206) 467-6732

SEATTLE, March 2 /PRNewswire/ -- ARIS Corporation (Nasdaq: ARSC) announced today that it has acquired all of the outstanding shares of Barefoot Computer Training Limited ("Barefoot"), a United Kingdom company based in London, England, in exchange for 278,611 shares of ARIS common stock.

Barefoot is a Microsoft Authorized Technical Education Center (ATEC) which provides high-end information technology training to corporate clients in the London market. Barefoot operates 17 classrooms. For its fiscal year ended November 30, 1997, Barefoot had revenues of approximately $7.3 million and operating income of $661,000, excluding a one-time charge of $68,000.

The acquisition will be accounted for under the pooling of interest method of accounting. In connection with the acquisition, ARIS expects to incur a one-time charge of approximately $1.3 million in the first quarter. Excluding the one-time charge, the transaction is expected to be accretive.

In February of 1997, ARIS acquired Oxford Computer Group Limited (OCG), an information technology training and consulting company focusing on Microsoft technologies having offices in Oxford, Birmingham and London, England. Since acquiring OCG, ARIS has significantly grown operations, increasing their revenue and profitability.

The Company expects that the acquisition of Barefoot will continue to strengthen the presence and profitability of its combined UK operations, particularly in the very competitive London market. Mr. Hugh Simpson-Wells, the Managing Director of OCG, will assume full responsibility for Barefoot's operations.

"This acquisition makes ARIS a leading provider of IT services in the growing London market," said Paul Song, President and CEO of ARIS Corporation. "We believe our combined operations will make us the largest IT education provider in the City of London, with 26 classrooms and over 250 training seats. This also makes us one of the largest Microsoft ATECs in the United Kingdom and provides a solid foundation for future European expansion."

"The addition of Barefoot gives our UK operations considerable economies- of-scale in a very competitive market. We expect to recognize benefits across the board -- by increasing fill rates in classes that were previously run separately and competitively,

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sharing administrative overhead and offering a wider range of leading-edge information technology services."

ARIS Corporation provides integrated information technology services which enable companies and government agencies to use client/server and Internet solutions to improve their business operations. The Company's consulting and training services focus primarily on leading-edge technologies from Microsoft, Oracle, Lotus and Sun Microsystems. ARIS has offices across the U.S. and in the United Kingdom, with over 500 employees worldwide. Its corporate headquarters are located in Seattle, WA.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that the statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, set forth in more detail in the Company's final prospectus from its recent public offering that it filed with the Securities and Exchange Commission on June 18, 1997, among other risk factors set forth in the prospectus, could cause actual results to differ materially from those set forth in the forward-looking statements: the Company's ability to recruit and retain IT professionals, its ability to manage growth and integrate acquisitions, the fact that the Company derives a significant portion of its revenue from a limited number of larger clients, that it depends on its relationships with certain key vendors of software technology, that its quarterly operating results may vary as a result of seasonality, that most of its consulting agreements are terminable upon 14 days' notice, that it expects to continue to expand its international operations and that it is in a competitive and rapidly changing industry. SOURCE ARIS Corp

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